Registration No. 333-188988

Registration No. 333-194188

Registration No. 333-202321

Registration No. 333-209708

Registration No. 333-216101

Registration No. 333-223013

Registration No. 333-229629

Registration No. 333-236382

Registration No. 333-252977

Registration No. 333-262616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-188988

FORM S-8 REGISTRATION STATEMENT NO. 333-194188

FORM S-8 REGISTRATION STATEMENT NO. 333-202321

FORM S-8 REGISTRATION STATEMENT NO. 333-209708

FORM S-8 REGISTRATION STATEMENT NO. 333-216101

FORM S-8 REGISTRATION STATEMENT NO. 333-223013

FORM S-8 REGISTRATION STATEMENT NO. 333-229629

FORM S-8 REGISTRATION STATEMENT NO. 333-236382

FORM S-8 REGISTRATION STATEMENT NO. 333-252977

FORM S-8 REGISTRATION STATEMENT NO. 333-262616

UNDER

THE SECURITIES ACT OF 1933

ChannelAdvisor Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	56-2257867
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3025 Carrington Mill Boulevard

Morrisville, NC 27560

(Address of Principal Executive Offices)

2013 Equity Incentive Plan

2001 Stock Plan, as amended

(Full title of the plans)

Bryan Dove

Chief Executive Officer

ChannelAdvisor Corporation

3025 Carrington Mill Boulevard

Morrisville, NC 27560

(919) 228-4700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Douglas Wolfson, Esq. General Counsel CommerceHub, Inc. 800 Troy-Schenectady Road, Suite 100 Latham, New York 12110 (518) 810-0700	Matthew J. Guercio, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by ChannelAdvisor Corporation (the “Registrant” or the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration No. 333-188988, filed with the SEC on May 31, 2013, relating to the registration of 1,250,000 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan and 2,542,122 shares of Common Stock for issuance under the Company’s 2001 Stock Plan, as amended;

•	Registration No. 333-194188, filed with the SEC on February 27, 2014, relating to the registration of 1,182,194 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-202321, filed with the SEC on February 26, 2015, relating to the registration of 1,245,775 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-209708, filed with the SEC on February 25, 2016, relating to the registration of 1,261,547 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-216101, filed with the SEC on February 16, 2017, relating to the registration of 1,297,787 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-223013, filed with the SEC on February 13, 2018, relating to the registration of 1,330,081 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-229629, filed with the SEC on February 13, 2019, relating to the registration of 1,367,355 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-236382, filed with the SEC on February 12, 2020, relating to the registration of 1,403,873 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan;

•	Registration No. 333-252977, filed with the SEC on February 11, 2021, relating to the registration of 1,451,021 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan; and

•	Registration No. 333-262616, filed with the SEC on February 10, 2022 , relating to the registration of 1,509,429 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statements 333-188988; 333-194188; 333-202321; 333-209708; 333-216101; 333-223013; 333-229629; 333-236382; 333-252977; and 333-262616 to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On November 15, 2022, pursuant to the Agreement and Plan of Merger, dated as of September 4, 2022 (the “Merger Agreement”), by and among the Company, CommerceHub, Inc., a Delaware corporation (“Parent”), and CH Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements 3333-188988; 333-194188; 333-202321; 333-209708; 333-216101; 333-223013; 333-229629; 333-236382; 333-252977; and 333-262616; to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on November 15, 2022.

CHANNELADVISOR CORPORATION

By:	/s/ Bryan Dove
Bryan Dove Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statements 3333-188988; 333-194188; 333-202321; 333-209708; 333-216101; 333-223013; 333-229629; 333-236382; 333-252977; and 333-262616.